Execution Version

December 28, 2012

Full Alliance International Limited
c/o Suite 608, Xueyuan International Tower
No. 1 Zhichun Road
Haidian District
Beijing, China 100083

Attention:         Mr. Zishen Wu
Ms. Xingmei Zhong

COMMITMENT LETTER
$35 Million Mezzanine Financing

Ladies and Gentlemen:

Full Alliance International Limited (“Holdco” or “you”) has advised Abax Global Capital (Hong Kong) Limited, on behalf of funds managed and/or advised by it and its nominee entities and its and their affiliates (the “Commitment Party,” “we” or “us”), that Holdco desires to seek a $35 million mezzanine financing (the “Facility”), the proceeds of which would be used to partially fund the acquisition by a wholly-owned subsidiary of Holdco (the “Acquisition Corp.”) of all outstanding shares of common stock of Yongye International, Inc. (the “Acquired Business”) not already owned by Holdco and certain other existing stockholders of the Acquired Business in a going-private transaction (the “Transaction”).

The Facility will have a five-year term and carry interest at eight percent per annum which is subject to certain adjustments based on the performance of the Acquired Business. The Facility will be senior secured obligations of Holdco, which will be subordinated in right of payment to the senior secured debt financing for the Transaction borrowed by Yongye International Limited, or certain other entity that is reasonable satisfactory to the Commitment Party, each of whom shall be a wholly-owned subsidiary of Holdco at the time immediately prior to the closing of the Transaction, but will be senior in right of payment and ranking with any unsecured indebtedness of Holdco. The Facility will be subject to certain early redemption and put rights upon the occurrence of certain events. The Commitment Party will also receive a warrant for certain percent of the equity of Holdco as part of the Facility.

Subject to the terms and conditions described in this letter agreement (this “Commitment Letter”), the Commitment Party is pleased to inform Holdco of its commitment to provide the entire principal amount of the Facility.

Section 1.                      Conditions Precedent

The commitment and other obligations of the Commitment Party hereunder are subject to satisfaction of the following conditions in manner acceptable to the Commitment Party:

(a) The Commitment Party’s completion of, and satisfaction in all respects with, the results of its confirmatory due diligence with respect to Holdco, Acquisition Corp. and the Acquired Business and the Commitment Party not having discovered or otherwise become aware of any information not previously disclosed to the Commitment

Party that the Commitment Party believes to be inconsistent in a material and adverse manner with the Commitment Party’s understanding, based on the information provided to the Commitment Party prior to the date hereof, of the information or projections of Holdco and its subsidiaries including the Acquired Business (after giving effect to the Transaction) provided to us by you or any of your affiliates;

(b) In the judgment of the Commitment Party, the absence of (A) any event or occurrence which has resulted in or could reasonably be expected to result in any material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities, prospects or material agreements of Holdco and its subsidiaries taken as a whole, since September 30, 2012 or the Acquired Business since September 30 2012 and (B) any circumstance, change or condition (including the continuation or worsening of any existing condition) in the financial or capital markets generally that, in the judgment of the Commitment Party, could reasonably be expected to materially impair the Commitment Party’s ability to provide the Facility;

(c) The negotiation, execution and delivery of definitive documentation with respect to the Facility, including, without limitation, credit agreements and/or note purchase agreements, notes, security agreements, guarantees and other agreements and commitment letter reasonably satisfactory to the Commitment Party and its counsel (the “Operative Documents”);

(d) The Commitment Party’s satisfaction with (i) the terms and conditions of the Transaction, including, without limitation, any financing arrangements (other than the Facility) with respect thereto, (ii) all agreements or other documents entered into by Holdco or any of its affiliates in connection with the Transaction (collectively, together with the Operative Documents, the “Transaction Documents”) (iii) the capital structure of Holdco and its subsidiaries after giving effect to the Transaction, and the consummation of the Transaction, including, without limitation, all such financing arrangements, in accordance with the terms and conditions of the Transaction Documents;

(e) The accuracy and completeness of all representations that Holdco, the Acquired Business and their respective affiliates make to the Commitment Party and all information that Holdco, the Acquired Business and their respective affiliates furnish to the Commitment Party; and

(f) All requisite material governmental authorities and third parties shall have approved or consented to the Facility and the Transaction and there shall be no action, actual or threatened, that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Facility or the Transaction.

Section 2.                      Commitment Termination

The Commitment Party’s commitment and other obligations set forth in this Commitment Letter will terminate on the earliest of (A) 30 March, 2013, (B) the date the Operative Documents become effective and (C) the date the acquisition agreement for the Transaction is terminated (such earliest date, the “Termination Date”). Before the Termination Date, the Commitment Party may terminate its commitment hereunder if any event occurs or information becomes available that, in its reasonable judgment, results in, or is likely to result in the failure to satisfy any condition set forth in Section 1.

Section 3.                      Indemnification

You agree to indemnify and hold harmless the Commitment Party and its affiliates and each of their respective officers, directors, partners, employees, agents and advisors (each, an “Indemnified Person”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with, any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter or the transactions contemplated hereby, or any use made or proposed to be made with the proceeds of the Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by Holdco, the Acquisition Corp., the Acquired Business, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The indemnity obligations of Holdco under this paragraph will be in addition to any liability which Holdco may otherwise have, will extend upon the same terms and conditions to any affiliate of the Commitment Party and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Holdco, the Commitment Party, any such affiliate and any such person.

No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to Holdco, the Acquisition Corp., the Acquired Business, or any of their securityholders or creditors arising out of, related to or in connection with the transactions contemplated hereby, except to the extent of direct (as opposed to special indirect consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct. It is further agreed that the Commitment Party shall have liability only to you and shall have no third party liability to any other person (including, without limitation, the Acquired Business and securityholders of the Acquired Business). In no event, however shall any Indemnified Party be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

Section 4.                      Costs and Expenses

You shall pay or reimburse the Commitment Party on demand for all costs and expenses reasonably incurred by the Commitment Party (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel, regardless of whether any of the transactions contemplated hereby are consummated. Holdco further agrees to pay all costs and expenses of the Commitment Party (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights or remedies hereunder.

Section 5.                      Confidentiality

By accepting delivery of this Commitment Letter, Holdco agrees that this Commitment Letter is for its confidential use only and that neither its existence nor the terms hereof will be disclosed by it to any person other than the officers, directors, employees, accountants, attorneys and other legal advisors of MSPEA Agriculture Holding Limited, Holdco and Acquisition Corp., and then only on a confidential and “need to know” basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) Holdco may disclose this Commitment Letter to the Acquired Business and its officers, directors, employees, affiliates, independent auditors, legal counsel and other legal advisors on a confidential and “need to know” basis in connection with the Acquisition and (ii) Holdco may make such other public disclosures of any of the terms and conditions hereof as Holdco is required by law, in the opinion of its counsel, to make. We further advise you that we will not make available to you confidential information that we may have obtained or may obtain from any other customer.

Section 6.                      Representations and Warranties

You represent and warrant that (i) all information that has been or will hereafter be made available to the Commitment Party by or on behalf of Holdco, Acquisition Corp., the Acquired Business or any of their respective representatives in connection with the transactions contemplated hereby (the “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of Holdco, Acquisition Corp., the Acquired Business or any of their respective representatives and made available to the Commitment Party (the “Projections”) have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Commitment Party. If, at any time from the date hereof until the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then Holdco will promptly supplement the Information and or Projections so that such representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You also agree to promptly advise us of all developments materially affecting Holdco, the Acquisition Corp., Acquired Business, any of their respective subsidiaries or affiliates or the Transaction.

In issuing this Commitment Letter and in arranging the Facility, the Commitment Party will be entitled to use, and to rely on the accuracy of, the Information furnished to it by or on behalf of Holdco, Acquisition Corp., the Acquired Business or any of their respective representatives without responsibility for independent verification thereof.

Section 7.                      No Third Party Reliance; Not a Fiduciary, Etc.

The agreements of the Commitment Party hereunder are made solely for your benefit and the benefit of the Commitment Party, as applicable, and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. You may not assign or delegate any of your rights or obligations hereunder without the Commitment Party’s prior written consent. This Commitment

Letter may not be amended or modified, or any provision hereof waived, except by a written agreement signed by all parties hereto.

You hereby acknowledge that the Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that the Commitment Party act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You and the Commitment Party hereby expressly disclaim any fiduciary relationship and agree they are each responsible for making their own independent judgments with respect to any transactions entered into between them. You also hereby acknowledges that the Commitment Party has not advised and is not advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem it appropriate.

Section 8.                      Assignments

Holdco may not assign or delegate any of its rights or obligations under this Commitment Letter or the Commitment Party’s commitment hereunder without the Commitment Party’s prior written consent, and any attempted assignment without such consent shall be void ab initio.

Section 9.                      Amendments

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

Section 10.                      Governing Law, Arbitration, Etc.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF HONG KONG, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

Any dispute, controversy or claim arising out of or relating to this Commitment Letter, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted in accordance with these Rules. There shall be three (3) arbitrators, of whom the Commitment Party shall appoint one arbitrator, Holdco shall appoint one arbitrator and the two arbitrators so appointed shall appoint the third arbitrator. The place of arbitration shall be Hong Kong and the arbitration proceedings shall be conducted in English.

This Commitment Letter sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 3 through 6, 10 and 11 shall survive the termination of the Commitment Party’s commitment hereunder.

Section 11.                      Taxes; Payments.

All payments under this Commitment Letter will, except as otherwise provided herein, be made in U.S. Dollars and will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. Holdco will pay any and all such taxes and will indemnify the Commitment Party for and hold it harmless against any such taxes and any liability arising therefrom or with respect thereto.

To the fullest extent permitted by law, Holdco will make all payments hereunder regardless of any defense or counterclaim, including, without limitation, any defense or counterclaim based on any law, rule or policy which is now or hereafter promulgated by any governmental authority or regulatory body and which may adversely affect the Holdco’s obligation to make, or the right of the Commitment Party to receive, such payments.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and returning them to Chee Kong Chan, Abax Global Capital (Hong Kong) Limited (electronic mail: cheekong.chan@abaxcap.com) at or before 5:00 p.m. (Hong Kong time) on January 1, 2012, the time at which the commitment and other obligations of the Commitment Party set forth above (if not so accepted prior thereto) will terminate.

[Signature Page Follows]

Very truly yours,

Abax Global Capital (Hong Kong) Liimited

		By:	/s/ Donald Yang

		Name:	Donald Yang

		Title:	Managing Partner and Chief Investment Officer

ACCEPTED and agreed to
This 28th day of December, 2012

By:	/s/ Xingmei Zhong

Name:	Xingmei Zhong

Title:	Director